Exhibit 10.11

April 30, 2025

Mr. John Griffith
[REDACTED]
[REDACTED]

Dear John:

On behalf of American Water Works Company, Inc. (the “Company”) and its Board of Directors, we are pleased to offer you the position of President and Chief Executive Officer, effective on May 14, 2025 at the conclusion of the Company’s annual shareholder meeting. As President and Chief Executive Officer of the Company, you shall have the authority to control the day-to-day operations of the Company and its corporate strategy subject to the Company’s Bylaws and Delegation of Authority and any direction and instructions provided by the Company’s Board of Directors. The following are the terms and conditions of your employment as the Company’s President and Chief Executive Officer.

Base Salary: Your new annual salary will be approximately $1,050,000.00, which will be paid on a bi-weekly basis in accordance with American Water’s standard payroll practices and will be effective May 14, 2025. Your job performance and compensation will be reviewed annually by the Executive Development and Compensation Committee and the independent members of the Board of Directors.

APP: You will remain eligible to participate in the American Water Annual Performance Plan. Your target award eligibility will increase from 100% to 120% of your annual base salary for the 2025 cycle and will be prorated based on your new base salary and target percentage level. For reference purposes, the 2025 cycle covers the period beginning on 01/01/2025 through 12/31/2025 and awards are based on several company performance objectives that were agreed upon and approved by the Executive Development and Compensation Committee and the independent members of the Board of Directors.

LTPP: You remain eligible to participate in the 2025 American Water Long Term Performance Plan (LTPP), and your target opportunity under this plan will increase from 340% to 430% of your base salary. Effective May 14, 2025, you will receive a second set of grants that reflect the prorated difference between your February 2025 grants and your new LTPP target value based on your new base salary and new LTPP target percentage. For reference purposes, awards are currently granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the Plan), in the form of restricted stock units and performance stock units as approved by the Executive Development and Compensation Committee and the independent members of the Board of Directors. In the event of any conflict between your offer letter and the terms of the award grant documents and the Plan, the terms of the award documents and the Plan will govern.

Benefits: Your current benefits will remain unchanged and in effect, including your vacation accrual. This change in your position is not an IRS Qualified Life Event allowing you to change your American Water benefit elections, however, it is a notable event in your life. Please take this opportunity to review your health and welfare benefits and 401(k) elections to see how this transition impacts your coverage (e.g., company paid life insurance amount, HSA election, 401(k) deferral election, beneficiary designations, etc.). In addition, American Water believes your health is of critical importance for your family, our customers, shareholders, and the employees you lead.  To help you take the best possible care of your health, we also have a company-sponsored Executive Health Program for our key leaders. The program focuses on your physical well-being and long-term health and consists of a thorough risk-factor analysis, advanced diagnostic screenings, extensive laboratory testing, and ongoing coaching and support. Additional services are available throughout the year, including voluntary primary care services.

Non-Qualified Deferred Compensation Plan: You will continue to be eligible to participate in our Non-Qualified Deferred Compensation Plan subject to plan rules and annual enrollment.

Executive Severance Policy and Change of Control Severance Policy: You will remain an eligible participant under the Executive Severance Policy and under the Change of Control Severance Policy.

Executive Stock Ownership Guidelines and Executive Stock Retention Requirements: You will continue to be subject to the stock ownership guidelines and stock retention requirements.

Mr. John Griffith
April 30, 2025

As a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter in SEC filings. Your signature below indicates your acceptance of our offer and your acknowledgment of this requirement of your position.

We look forward to working with you as President and Chief Executive Officer as you continue to execute on our strategy and grow the Company.

Sincerely,

Karl F. Kurz
Board Chair
American Water

I, John Griffith, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

/s/ JOHN GRIFFITH__________________________________April 30, 2025______________________
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